Exhibit 99.1

National Bank Holdings Corporation Announces
Departure of Zsolt Besskó and Appointment of Angela Petrucci
as Chief Administrative Officer & General Counsel

DENVER - (Globe Newswire) - National Bank Holdings Corporation (NYSE: NBHC) announced today that Zsolt K. Besskó, the Company’s Executive Vice President, Chief Administrative Officer & General Counsel, will be leaving the Company as of July 1, 2020. The Company also announced that Angela Petrucci, the Company’s Senior Vice President and Associate General Counsel, will become the Company’s Executive Vice President, Chief Administrative Officer & General Counsel, effective July 1, 2020. Ms. Petrucci has reported directly to Mr. Besskó over the past five years, and prior to joining the Company, Ms. Petrucci was Senior Corporate Matters Counsel at Accenture. She also previously worked as an associate at Chapman and Cutler LLP and was a commercial banker for First Chicago Bank (now JP Morgan Chase).

Tim Laney, the Company’s Chief Executive Officer, said, “Zsolt has been an outstanding leader and valued teammate and I am grateful for his work to make our Company stronger. Zsolt will work with us over the next several months to ensure a smooth transition.” Mr. Laney added, “Angela brings substantial experience to this role and we are confident that her background with our Company and overall professional capabilities set her up very well to serve as our Chief Administrative Officer & General Counsel.”

Zsolt Besskó stated, “I am grateful for the opportunity to have served the Company over the past seven years and helping the Company establish a strong track record of success. Although it is a difficult decision given my long-standing commitment to the Company and the outstanding teammates I’ve worked with, I have decided to pursue a new opportunity in the real estate industry on the East Coast.” Ms. Petrucci also commented, “I’ve learned a tremendous amount under Zsolt’s leadership and I am very excited about taking on this new opportunity and having Zsolt’s partnership in the transition over the next few months.”

About National Bank Holdings Corporation

National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality client service and committed to shareholder results. Through its bank subsidiary, NBH Bank, National Bank Holdings Corporation operates a network of 101 banking centers, serving individual consumers, small, medium and large businesses, and government and non-profit entities. The bank’s core geographic footprint consists of Colorado, the greater Kansas City region, New Mexico, Texas and Utah. NBH Bank operates under the following brand names: Community Banks of Colorado in Colorado, Bank Midwest in Kansas and Missouri and Hillcrest Bank in New Mexico, Texas and Utah. It also operates as Community Banks Mortgage, a division of NBH Bank, in Colorado. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

For more information visit: cobnks.com, bankmw.com, hillcrestbank.com or nbhbank.com. Or, follow us on any of our social media sites:

Community Banks of Colorado: facebook.com/cobnks, twitter.com/cobnks, instagram.com/cobnks;

Bank Midwest: facebook.com/bankmw, twitter.com/bank_mw, instagram.com/bankmw;

Hillcrest Bank: facebook.com/hillcrestbank, twitter.com/hillcrest_bank;

NBH Bank: twitter.com/nbhbank;

or connect with any of our brands on LinkedIn.

Contact:

Analysts/Institutional Investors:                                Media:

Aldis Birkans, 720-529-3314                                   Whitney Bartelli, 816-298-2203

Chief Financial Officer; Treasurer                           Chief Marketing Officer

abirkans@nationalbankholdings.com                      whitney.bartelli@nbhbank.com

Source: National Bank Holdings Corporation